EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, made as of February 1, 2010, between CKX, Inc., a Delaware corporation (the “Employer”), and Howard J. Tytel (the “Executive”).

WHEREAS, the Employer and the Executive entered into that certain Employment Agreement, dated as of February 8, 2005 and as amended and restated on January 1, 2009, between the Employer and the Executive, which agreement expired on February 7, 2010; and

WHEREAS, the Board of Directors of the Employer (the “Board”) has determined that it is in the Employer’s interest to enter into this new Employment Agreement with the Executive in order to secure, and in the future to be assured of, the Executive’s abilities, services, and judgment as a member of senior management of the Employer, upon the terms and provisions and subject to the conditions stated in this agreement.

NOW, THEREFORE, the Employer and the Executive agree as follows:

1 Employment.  Upon the terms and subject to the conditions of this agreement, the Employer employs the Executive, and the Executive accepts employment.

2 Term; Dates.  The term of the Executive’s employment shall commence on February 1, 2010 and continue until third annual anniversary thereof (the “Employment Agreement Term”), unless earlier terminated or renewed in accordance with this agreement.

2.1 This agreement refers to the dates defined in this section, as follows: (i) the date of commencement of employment pursuant to this agreement is the “Effective Date”; (ii) the period of time during which the Executive is an employee of the Employer pursuant to and in accordance with the terms and provisions of this agreement is hereinafter referred to as the “Term”; and (iii) the last date of employment is the “Expiration Date.”

3 Executive’s Position, Duties, and Authority.

3.1 The Employer shall employ the Executive, and the Executive shall serve as Senior Executive Vice President and Director of Legal and Governmental Affairs of the Employer, and in such other positions with the Employer and its subsidiaries that are reasonably acceptable to the Executive. The Executive shall have executive duties, functions, authority, and responsibilities commensurate with the office or offices he from time to time holds with the Employer in a corporation that is public, subject, in accordance with applicable law, to the supervision and direction of the Board.

3.2 The Executive agrees to tailor his conduct with the written employment policies which the Employer generally applies to all of its employees, and additionally agrees that the Employer may make necessary and reasonable amendments to its policies from time to time during the Term, to the extent not inconsistent with the terms of this agreement. The Executive and the Employer agree that these policies supplement, but do not amend or otherwise modify, the express terms of this agreement in the manner authorized by Section 17.5 of this agreement.

4 Principal Occupation.    The Executive shall devote his working time to the business and affairs of the Employer and to the fulfillment of his duties under this agreement in a diligent and competent fashion, consistent with industry standards.

4.1 The Employer acknowledges and agrees that during the Term:

(a) the Executive may wish to continue, or commence, service as a director and officer (or in a similar capacity) on the governing body of other business entities whose business is not competitive with that of the Employer or any of its subsidiaries; and

(b) the Executive agrees that his service as described in Section 4.1(a) shall be subject to the approval of the Employer’s Board, so long as the Board’s discretion is not applied unreasonably.

Where the Board declines to approve the commencement of the Executive’s service or his continued service, or the Board withdraws its approval for the continuation of the Executive’s service as described in Section 4.1(a), the Executive agrees that he will resign from such position, or withdraw himself from consideration. The Executive and Employer agree that nothing in this Section 4.1 applies to the Executive’s membership or contribution of his non-working time or services, in a non-remunerative capacity, to any: charitable or educational organization, foundation, or association; political organization or campaign; religious group, foundation, or organization; or non-profit trade, professional, community, or recreational organization or club, so long as the purpose or aim of any such organization presents no conflict with the business of the Employer, as determined by the Board.

4.2 The Employer acknowledges and agrees that during the Term, the Executive may devote a portion of his business time to personal investments and outside business commitments, provided, however that: (a) such activities do not conflict with the business of Employer, (b) such activities do not interfere, directly or indirectly, with the performance by the Executive of his obligations under this agreement, and (c) such activities do not result in a breach by the Employer of any non-competition or any other similar type of agreement to which the Employer, or its officers or directors, may be a party.

4.3 No provision of this agreement shall be construed to prohibit the Executive’s: (a) acquisition, ownership, or trading, including without limitation the Executive’s indirect ownership, of less than five percent (5%) of the issued and outstanding stock (or comparable bonds, options, derivatives, or negotiable instruments) of a business entity having securities publicly traded anywhere in the world; or (b) passive ownership of stock, partnership interests, or comparable ownership interests or securities in any for-profit private business entity that is not directly competitive with the business of the Employer or any of its subsidiaries. The Employer additionally agrees that nothing in this agreement shall operate to prohibit the Executive’s acceptance of a testamentary gift, bequest, or its equivalent, nor the Executive’s retention of any such gift, bequest, or its equivalent following its delivery, so long as the Executive retains the interest(s) solely for investment purposes.

5 Location of Employment.5.1   Unless the Executive otherwise consents in writing, the usual place for the performance of his services shall be the Employer’s principal office located in the Borough of Manhattan, New York, New York, or such other location within Manhattan or Nassau County, New York, as established by the Employer.

6 Base Salary.  During the Term, the Employer shall pay or cause to be paid to the Executive an initial annualized base salary, payable in equal installments during each year of the Term equal to $850,000, provided that the Board shall review the Executive’s base salary at least annually and the Board may increase, but not decrease, the base salary (such annual base salary, as it may be increased from time to time, the “Base Salary”).

7 Bonus and Equity Grants.

7.1 During each year of the Term, the Executive shall be eligible to participate in the executive incentive bonus plan adopted by the Compensation Committee of the Board (the “Compensation Committee”) for such year, and shall be eligible to receive an annual cash bonus under such plan (any such cash bonus an “Annual Cash Bonus”), provided that the Executive’s annual target cash bonus under any such plan shall not be less than $450,000 (the “Target Bonus”).

7.2 The Executive shall be eligible to receive an annual grant of restricted stock, stock options or other equity award as determined by the Compensation Committee (any such equity award an “Equity Grant”). The determination whether to award an Equity Grant and the form and amount of any such Equity Grant shall be at the discretion of the Compensation Committee.

8 Expenses.8.1   The Employer shall reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Term in the performance of the Executive’s services. The Employer shall make reimbursement within a reasonable time following the Executive’s presentation of expense statements, vouchers, receipts, or such other supporting information as the Employer reasonably may require from the Executive. The Executive acknowledges that the Employer’s policies regarding the documentation of expenses for which reimbursement is sought may change from time to time, and the Executive agrees that he will comply with the Employer’s reasonable documentation requirements; provided that each and every reimbursement due hereunder shall be requested and paid not later than six months after being incurred.

9 Benefits.

9.1 The Executive shall be eligible to accrue the equivalent of six (6) weeks vacation during each full year of the Term. The Employer will credit the Executive for his full annual accrual at the commencement of each full year of the Term, i.e. not on a proportional basis during the course of each year of the Term. The Executive additionally shall be entitled to remain away from work for as many or as few days as required by the Executive due to the Executive’s bona fide illness, subject to the provisions of Section 13 of this agreement. The Executive may observe any legal holidays, other holidays recognized by the Employer, and religious holidays that the Executive deems appropriate, in the sound exercise of his business judgment.

9.2 During the Term, the Executive shall be eligible to participate in any pension, profit sharing, incentive stock option, stock purchase, stock grant program or plan, and retirement savings program or plan established by the Employer or any of its subsidiaries for which the Executive provides services hereunder (“Participating Subsidiaries”), including, without limitation, any such program or plan offered by the Employer or Participating Subsidiaries to its executive or non-executive employees. The Executive additionally shall be eligible to participate in any group life insurance, hospitalization, medical, health and accident, dental, disability, or similar plan or program made available by the Employer or Participating Subsidiaries to its executive or non-executive employees. The Executive acknowledges that his participation in any benefit plan described in this Section 9.2 may require, where required from other senior executives of the Employer or Participating Subsidiaries, the Executive’s co-payment of a periodic premium as a deduction from the Base Salary payable to him. The Executive additionally acknowledges that the Executive’s actual ability to participate in any program, plan, or other benefit opportunity in which the Executive otherwise is eligible to participate ultimately may be determined and governed by the terms and conditions of a third-party provider’s plan or program, and the Executive affirms that any third-party’s decision denying the Executive’s participation in a particular program or plan, the provision of coverage or a benefit in respect of a particular circumstance or expense, or a comparable decision adversely affecting the Executive shall not constitute a breach of this agreement by the Employer, so long as the Employer does not offer, designate, or select a program or plan with the actual intention of excluding the Executive’s eligibility or participation in the opportunity.

9.3 The Executive acknowledges that the Employer may, as it deems appropriate, seek, obtain, and maintain during all or part of the Term insurance connected with the life of the Executive, and for the benefit of the Employer. In the event that the Employer elects to do so, the Executive agrees: to provide any medical information required by the insurer issuing such coverage; to submit no more frequently than semi-annually to any medical examination required by the insurer in connection with the granting or renewal of such coverage; and to otherwise cooperate reasonably with the Employer’s attempts to obtain such coverage. Any insurer’s rejection of an application submitted by the Employer connected with this Section 9.3 in no event shall constitute a breach of this agreement by the Executive, and the Employer shall not request nor in another manner seek any information from the Executive, the insurer, or any other person(s) connected with the rejection.

9.4 The Employer agrees that in the event of the Executive’s death during the Term, the Employer shall cause any stock options, restricted stock or other equity-based instruments that previously were issued to the Executive to vest fully and shall take all action necessary to cause the assignment or transfer of such options, securities or other instruments as directed by the Executive’s will or testamentary plan, or as directed by any duly appointed administrator or executor of the Executive’s estate.

10 Indemnification.  The Employer shall indemnify the Executive against all losses, claims, expenses, or other liabilities of any nature arising by reason of the fact that he: (a) is or was a director, officer, employee, or agent of the Employer or any of its subsidiaries or affiliates; or (b) while a director, officer, employee or agent of the Employer or any of its subsidiaries or affiliates, is or was serving at the request of the Employer as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, joint venture, trust, employee benefit plan or other entity, in each case to the fullest extent permitted under the Delaware General Corporation Law, as the same exists or may hereafter be amended. Without limiting the generality of the foregoing, the Executive shall be entitled in connection with his employment and in connection with his services as an officer and director of the Employer to the benefit of the provisions relating to indemnification and advancement of defense costs and expenses contained in the bylaws and certificate of incorporation of the Employer, as the same in the future may be amended (not including any amendments or additions that limit or narrow, but including any that add to or broaden, the protection afforded to the Executive), to the fullest extent permitted by applicable law. The Employer shall advance to the Executive all costs of investigation or defense incurred by the Executive in connection with any pending or threatened claim for which the Executive may be entitled to indemnification hereunder, provided that the Executive shall agree to return to the Employer any such reimbursed amounts, without interest, if it is determined in a final, non-appealable judgment by a Court of competent jurisdiction that the Executive is not entitled to indemnification by the Employer for losses incurred in connection with such claim. The indemnification obligations of the Employer shall survive from the Effective Date of this agreement and continue until three (3) months after the expiration of any applicable statute of limitations with respect to any claim made against the Executive for which the Executive is or may be entitled to indemnification (the “Survival Period”), and shall survive after the Survival Period with respect to any indemnification claim as to which the Employer has received notice on or prior to the end of the Survival Period. The Employer’s belief regarding a statute of limitations applicable to a claim, any position taken by the Employer in response to a claim, or the determination of any judicial, quasi-judicial, or arbitral body in connection with a claim and any statute of limitations applicable to a claim(s) shall in no event relieve the Employer from its obligation to indemnify the Executive. The Employer shall prepay in full, and maintain fully during the Survival Period for the benefit of the Executive, on an “occurrence” basis, a directors and officers errors and omissions insurance policy, or a similar insurance policy(ies), providing coverage from a financially reputable carrier. Anything in this agreement to the contrary notwithstanding, this Section 10 shall survive the termination of this agreement for any reason.

11 Confidential Information.    The Executive acknowledges that his employment will fully familiarize the Executive with the trade secrets and confidential and proprietary information of the Employer (the “Confidential Information”). Examples of the Employer’s Confidential Information include, without limitation, information regarding the Employer’s costs, profits, markets, sales, products, key personnel, operational methods, technical processes, business strategies, and other information which the Employer engages in efforts to protect from disclosure or discovery by its competitors, actual and prospective clients, and other third parties. The Executive further acknowledges that the unintentional or intentional disclosure of the Employer’s Confidential Information would have a material adverse effect on the operations and development of the Employer’s business. The Executive therefore covenants and agrees as set forth below:

11.1 The Executive will during the Term and at all times thereafter, keep secret all Confidential Information, and will not intentionally disclose Confidential Information to anyone outside of the Employer and its subsidiaries and affiliates and their respective advisors, directors, officers, employees, agents, consultants, financing sources and other representatives, other than in connection with the Executive’s performance of his duties under this agreement except with the Employer’s consent, provided that: (i) the Executive shall have no such obligation to the extent Confidential Information is or becomes publicly known, other than as a result of the Executive’s breach of his obligations hereunder; and (ii) the Executive may, after giving prior notice to the Employer to the extent practicable under the circumstances, disclose such matters to the extent required by applicable laws or governmental regulations or judicial or regulatory process; provided, however, that if the Executive is required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information pursuant to the foregoing clause (ii), he agrees to use reasonable efforts to provide the Employer with prompt notice of each such request so that the Employer may seek an appropriate protective order or waive compliance by the Executive with the provisions of this agreement or both; provided, further, that if, absent the entry of a protective order or the receipt of a waiver under this agreement, the Executive is, in the opinion of his counsel, legally compelled to disclose such Confidential Information under pain of liability for contempt or other censure or penalty (civil or criminal), the Executive may disclose such information to the persons and to the extent required without liability under this agreement. In such event, the Executive shall give the Employer written notice of such disclosure, in reasonable detail, as soon as possible, but in any event not later than concurrently with making such disclosure, and the Executive shall exercise his reasonable commercial efforts to obtain reliable assurances that confidential treatment will be accorded any such Confidential Information so disclosed.

11.2 The Executive will deliver promptly to the Employer at the termination of his employment by the Employer, or at any other time the Employer may so request, all memoranda, notes, records, reports, and other documents (including, without limitation, drafts, whole or partial copies, and information stored or maintained electronically, magnetically, in a computer, or through any other medium invented in the future) relating to the Employer’s business, which he obtained while employed by, or otherwise serving or acting on behalf of, the Employer and which he may then possess or have under his control.

11.3 The Executive’s duties may require that he enter into confidentiality agreements, nondisclosure agreements, or comparable agreements with third parties, and a third party may require the Executive’s entry into such an agreement(s) personally and on behalf of the Employer. In any such event, the Executive agrees to engage in reasonable efforts to perform any such agreement.

11.4 During the Term, the Employer may adopt or implement additional Confidential Information policies, procedures, or requirements in connection with the Employer’s business, and any such policies, procedures, or requirements will supplement this Section 11, without additional consideration from the Employer to the Executive, except to the extent, if any, that they conflict with this agreement, in which event this agreement shall control and govern.

12 Termination.  The following definitions shall apply to the use of such terms in this agreement:

12.1 “Cause” means:

(a) the Executive engages in any intentional act of fraud against Employer;

(b) the Executive engages in willful malfeasance or gross negligence in his performance of this Agreement or his capacity as an employee of the Company;

(c) the Executive’s refusal to perform the duties required or requested of him consistent with his obligations under this agreement;

(d) the Executive’s conviction of a felony or entering a plea of nolo contendre to a felony charge;

(e) a willful violation by the Executive of the written policies of Employer;

(f) a willful unauthorized disclosure by the Executive of trade secrets or other confidential information of the Employer;

(g) a willful failure by the Executive to cooperate with a bona fide internal investigation or any investigation of the Employer or an employee thereof by any governmental or regulatory authority;

(h) a willful failure to preserve, or intentional destruction of, documents or other materials known to be relevant to a bona fide internal investigation or any investigation of the Employer or an employee thereof by any governmental or regulatory authority; or

(i) willful inducement by the Executive of others to fail to cooperate in any bona fide internal investigation or any investigation of the Employer or an employee thereof by any governmental or regulatory authority.

For purposes of this Section 12.1, no act, or failure to act, by the Executive shall be “willful” unless committed without a reasonable belief that the act or omission was in the best interest of the Employer.

12.2 “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (an “Exchange Act Person”) (other than Robert F.X. Sillerman or a Related Party (as defined below)) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction, provided that, notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because the level of ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided further that if a Change in Control would occur (but for the operation of this proviso) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(b) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company if, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction;

(c) there is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportion as their ownership of the Company immediately prior to such sale, lease, license or other disposition; or

(d) during any period of 12 consecutive months, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by stockholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period.

For the purposes of this Section 12.2 “Related Party” means (x) any spouse or immediate family member of Robert F.X. Sillerman, (y) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially holding a fifty-one percent (51%) or more controlling interest of which consist of Robert F.X. Sillerman and/or such other persons referred to in the immediately preceding clause (x) or (z) the trustees of any trust referred to in the immediately preceding clause (y).

12.3 “Constructive Termination without Cause” means the termination of the Executive’s employment at his initiative after, without the Executive’s prior written consent, one or more of the following events:

(a) the failure to elect the Executive to any of the positions described in Section 3; any material diminution or adverse change in the duties, authority, responsibilities, or positions of the Executive; or the removal of the Executive from any executive management position in a manner contrary to this agreement or the Employer’s then effective certificate of incorporation or by-laws;

(b) the assignment to the Executive of duties or responsibilities which result in material and permanent adverse change in Executive’s reporting relationship to other executive positions within Employer; or

(c) a reduction in the Base Salary or Target Bonus.

(d) The Executive agrees that each of the following must occur before the Executive may assert the existence of a Constructive Termination without Cause: (i) the Executive must provide written notice to the Board or the Chairman of the Board, within a period not to exceed ten (10) days, with reasonable specification of the matter(s) giving rise to the notice; (ii) the Employer must have the opportunity, through the Chairman or a Board member designated by him, to respond in writing to the written notice, with the assistance of any counsel deemed appropriate by the Employer (at its expense) not sooner than ten (10) business days after delivery of the written notice; (iii)  upon delivery of the written notice referred to in clause (i) of this paragraph, the Employer shall have a period of thirty (30) days within which to cure any deficiency that would result in Constructive Termination without Cause; and (iv) if the Employer fails to cure a deficiency within such thirty (30) day period, the Executive must actually terminate employment within fifteen (15) days of the Employer’s failure to cure such deficiency. The Board must have the opportunity, acting collectively or through a designee, to investigate, inquire, and otherwise inform itself of the assertion, followed by a hearing before the Board during which the Executive is allowed the opportunity to orally present his position during a confidential meeting of the entire Board, and the Employer is allowed to respond, within ten (10) business days after the Employer delivers to the Executive its written response to the Executive’s written notice.

12.4 Termination by the Employer for Cause.    If the Employer terminates this agreement for Cause, the Executive shall be paid, as soon as practicable but no later than two and one-half months following such termination, all earned but unpaid Base Salary through the date of termination. In the event the Employer terminates the Executive’s employment for Cause, the Executive shall have no further obligation or liability to the Employer in connection with his performance of this agreement (except the continuing obligations specified in Section 11).

12.5 Termination without Cause or Constructive Termination without Cause.    In the event the Employer terminates Executive’s employment without Cause, other than due to disability or death, or in the event there is a Constructive Termination without Cause (in each case other than a Change in Control Termination as set forth in Section 12.6), the Executive shall be entitled to:

(a) be paid by the Employer the Base Salary in effect on the date of termination (or in the event a Base Salary reduction is the basis for a Constructive Termination without Cause, the Base Salary in effect immediately prior to such a reduction) through the date of termination, with payment made as soon as practicable but no later than two and one-half months following such termination date;

(b) a lump sum, to be paid by the Employer as soon as practicable but not later than two and one-half months following such termination date, equal to the Base Salary in effect on the date of termination (or in the event a Base Salary reduction is the basis for a Constructive Termination without Cause, the Base Salary in effect immediately prior to such a reduction) for two (2) years following such termination (the “Post Termination Salary Payment”), provided that from and after February 1, 2011, the Post Termination Salary Payment shall be reduced by 1/24th of the total such payment for each full month that Executive has been employed pursuant to this agreement after February 1, 2011 and prior to such termination, provided however that in no event shall the Post Termination Salary Payment equal less than the annual Base Salary in effect on the date of such termination or salary reduction.

(c) all benefits provided in Sections 8 and 9 (except that if providing any such benefit under the terms of a plan would cause an adverse tax effect, the Employer may provide the Executive with equivalent cash payments outside of the plan at the same time the benefits would otherwise have been taxable to the Executive) for a period of two (2) years following such termination (the “Post Termination Benefit Period”), with no additional cost or charge payable by the Executive, provided that from and after February 1, 2011, the Post Termination Benefit Period shall be reduced by one month for each full month that Executive has been employed pursuant to this agreement after February 1, 2011 and prior to such termination, provided however that in no event shall the Post Termination Benefit Period be less than one (1) year.

(d) Notwithstanding the foregoing, if at the time of Executive’s Separation from Service (as defined in Treasury Regulation 1.409A-1(h)) the Executive is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), any amount or benefits that constitutes “nonqualified deferred compensation” within the meaning of Code Section 409A that becomes payable to Executive on account of the Executive’s Separation from Service will not be paid until after the earlier of (i) first business day of the seventh month following Executive’s Separation from Service, or (ii) the date of the Executive’s death (the “409A Suspension Period”). Within fourteen (14) calendar days after the end of the 409A Suspension Period, the Executive shall be paid a cash lump sum payment equal to any payments (including interest on any such payments), and benefits that the Employer would otherwise have been required to provide under this Section 12.5 or Section 12.6 but for the imposition of the 409A Suspension Period delayed because of the preceding sentence. Thereafter, the Executive shall receive any remaining payments and benefits due under this agreement in accordance with the terms of this Section (as if there had not been any Suspension Period beforehand).

12.6 Termination Following a Change in Control. If, within 12 months following a Change in Control, the Employer terminates Executive’s employment without Cause, other than due to disability or death, or there is a Constructive Termination without Cause (a “Change in Control Termination”), the Executive shall be entitled to be paid by the Employer, as soon as practicable but no later than two and one-half months following the date of termination:

(a) the Base Salary in effect on the date of termination (or in the event a Base Salary reduction is the basis for a Constructive Termination without Cause, the Base Salary in effect immediately prior to such a reduction) through the date of termination, plus

(b) the greater of (i) the amount specified under Section 12.5(b) above, or (ii) a lump sum equal to (x) the Base Salary in effect on the date of termination (or in the event a Base Salary reduction is the basis for a Constructive Termination without Cause, the Base Salary in effect immediately prior to such a reduction) for one (1) year following such termination, plus (y) a lump sum equal to the amount of the target Annual Cash Bonus specified for the year in which such termination occurs in any executive incentive bonus plan adopted by the Compensation Committee, or if no such plan has been adopted, the amount of the Target Bonus.

The Executive shall also be entitled to the rights specified in Section 12.5(c) for the period set forth in such section.

12.7 Voluntary Termination.    In the event of the termination of this agreement at the conclusion of the Employment Agreement Term, or by the Executive on his own initiative other than: (a) a termination due to death or disability; (b) a Constructive Termination without Cause; or (c) a Change in Control Termination, the Executive shall have the same entitlements as provided in Section 12.4 for a termination for Cause. A voluntary termination of employment by the Executive shall be effective upon reasonable written notice to the Employer. Written notice need not be provided in the event of a termination due to death or disability.

12.8 No Mitigation or Offset.    At any termination of the Executive’s employment, the Executive shall have no obligation to seek other employment. There shall be no offset against amounts due the Executive under this agreement on account of any remuneration attributable to any later employment, consultancy, partnership, or other remunerative activity connected with the Executive. However, the Employer may offset (at any time before the date that is two and one-half months after the end of the calendar year in which the Executive’s employment terminates) any amounts owed by the Executive to the Employer or any of its subsidiaries or affiliates against amounts due to the Executive under this agreement.

13 Disability.

13.1 If during the Executive’s active employment the Executive becomes physically or mentally disabled, whether totally or partially, so that he is prevented from performing his duties for a period of six consecutive months, the Employer shall pay to the Executive his full Base Salary and Annual Cash Bonus in respect of the period ending on the last day of the sixth consecutive month of disability (the “Disability Date”), and the additional provisions set forth below shall apply:

13.2 If the Executive has not resumed his usual duties on or prior to the Disability Date, the Expiration Date of this agreement automatically shall accelerate to the Disability Date, and the Employer shall pay to the Executive, or as directed by any properly appointed guardian of the Executive, seventy-five percent (75%) of his Base Salary from the Disability Date through the end of the Employment Agreement Term (without giving effect to any early termination provisions contained in this agreement) and, the Employer shall have no obligation to pay any bonus, discretionary bonus, or other form of compensation or consideration to the Executive in respect of periods after the Disability Date, unless applicable law requires the Employer to do so. Any Base Salary payable pursuant to this section shall be reduced by the amount of any benefits payable to the Executive under any group or individual disability insurance plan or policy, where the premiums for such plan or policy are paid primarily by the Employer;

13.3 Unless the Employer voluntarily exercises its option under Section 13.4 to restore the Executive to his full compensation, duties, functions, authority and responsibilities, the Executive shall have no obligations to the Employer from and after the Disability Date (except for his obligations under Section 11, which shall survive); and

13.4 If during the Employment Agreement Term and after a Disability Date, the Executive shall recover fully from a disability, the Employer, by action of the Board, shall have the right (exercisable within sixty (60) days after notice from the Executive of such recovery), but not the obligation, to restore the Executive to employment, full compensation, and his full level of duties, functions, authority and responsibilities hereunder.

14 Non-competition.

Except as set forth in this agreement, during the Employment Agreement Term the Executive will not, without the prior written approval of the Board, (a) become employed by, or become an officer, director, or general partner of, any partnership, corporation or other entity in the media or entertainment sectors (each a “Prohibited Business”) or (b) directly or indirectly, purchase, invest or otherwise participate in any significant manner, in investments, businesses or commercial operations in a Prohibited Business, unless such purchase, investment or participation is conducted by and through Employer or its subsidiaries. Nothing in this Section 14 shall prohibit the Executive from continuing to fulfill his obligations as an officer, director or partner of companies or entities identified in Section 4.

15 Notices.  All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid telegram, or mailed first class, postage prepaid, by registered or certified mail, as follows (or to such other or additional address as either party shall designate by notice in writing to the other in accordance herewith):

If to the Employer:

CKX, Inc.
650 Madison Avenue
New York, New York 10022

Attention: Board of Directors

If to the Executive:

Howard J. Tytel

100 Oyster Bay Road

Mill Neck, New York 11765

Copies of all communications given hereunder to the Employer shall also be delivered or sent, in like fashion, to: Alan Annex, Esq., Greenberg Traurig, 200 Park Avenue, New York, New York 10166; telephone: (212) 801-9323; facsimile: (212) 805-9323.

16 Disputes.

16.1 Arbitration of Monetary Disputes.    Any action or claim seeking monetary damages arising between the parties to this agreement (including, without limitation, the Executive’s representative following his death and any successor to the Employer), whether based on contract, negligence, intentional tort, fraud or misrepresentation, statutorily prohibited discrimination, including employment discrimination, or breach of other legal duty arising from or connected in any manner with this agreement or its performance shall be resolved exclusively through final and binding arbitration, as follows:

(a) The arbitration shall proceed in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association (the “AAA”) in effect when the claim or dispute arose between the parties, or in the event that the AAA no longer follows the National Rules for the Resolution of Employment Disputes, then the AAA’s Commercial Arbitration Rules (if applicable, the “Rules”) in effect on the date of this agreement. Either party may, but neither party must, file or docket the dispute for administration by the AAA, so long as the dispute proceeds in accordance with this Section 16.1 and the applicable Rules.

(b) The arbitrator(s) shall be selected as follows: Each party shall by written notice to the other have the right to appoint one arbitrator. If, within thirty (30) days following the giving of such notice by one party, the other shall not, by written notice, appoint another arbitrator, the first arbitrator shall be the sole arbitrator. If two arbitrators are so appointed, they shall appoint a third arbitrator. If thirty (30) days elapse after the appointment of the second arbitrator and the two arbitrators are unable to agree upon the third arbitrator, then either party may, in writing, request that the AAA appoint the third arbitrator.

(c) Each party exclusively shall bear all costs, fees, and other expenses charged by or associated with the arbitrator appointed by him or it, and the parties equally shall pay the costs and expenses of any third appointed arbitrator. All proceedings connected with the arbitration, including hearings, shall be held in New York, New York, and where a party appoints an arbitrator who principally conducts his or her business outside of New York, New York, the appointing party exclusively shall bear that arbitrator’s travel, temporary lodging, and related costs and expenses. The general counsel of the AAA or his or her designee, after the filing of the dispute with the AAA, exclusively shall have the jurisdiction and the authority, after written application filed by a party with the AAA and the opportunity for the other party to respond in writing, to inequitably allocate between the parties the AAA’s pre-hearing filing and administrative fees and the fees and expenses of any appointed arbitrator(s), subject to reallocation among the parties by the arbitrator(s) in any final award (or decision).

(d) All proceedings, hearings, testimony, documents, or writings related to the arbitration shall be confidential, i.e., not disclosed by a party, a party’s representative(s), or any testifying witnesses to a person or entity not a party to, or interested in, the arbitration. The parties further agree, without regard to any AAA rule to the contrary, that where a written reasoned award(s) is made by the arbitrator(s), the arbitrator(s) also shall issue a one-page award (or decision) in a form which permits a future need by any party to judicially enforce the award, but that the written reasoned award shall not be disclosed by the parties to any person or body not connected directly with the arbitration.

(e) The arbitrator(s) appointed exclusively shall have jurisdiction to determine any claim, including the arbitrability of any claim, submitted to him, her, or them. Each party shall bear its or his own arbitration costs and expenses, including, without limitation, the costs and expenses associated with any attorney or other expert or representative retained by the party in connection with a claim, without regard to any pre-award application by the AAA of the last sentence of Section 16.1(c). The interpretation and enforceability of the arbitration agreement memorialized in this section shall be determined in accordance with the United States Federal Arbitration Act (9 U.S.C. §1, et seq.) (the “FAA”), unless the New York State Arbitration Act (the “New York Act”) (CPLR §7501, et seq.) would make enforceable this agreement after an appointed arbitrator(s) finds it unenforceable under the FAA, in which case the New York Act shall be applied. Any process required or desirable in connection with any arbitration under this Section 16.1 shall be issued and served as authorized by the FAA, the New York Act, or any treaty to which the United States is a signatory, and upon a party by personal or permitted substitute service anywhere in the world. The substantive law applied by the arbitrator(s) to the determination of any claim or defense not connected with the enforceability of this arbitration agreement shall be the internal laws of the State of New York, without reference to conflicts of law principles.

(f) The parties agree that the appointed arbitrator(s) shall have no power or authority to make awards or issue orders of any kind, except as authorized by the FAA and the internal laws of the State of New York. Any monetary award made shall be payable promptly in United States dollars, free of any tax, offset, or deduction (unless required by law), and any costs, fees, or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting enforcement.

16.2 Claims for Equitable Relief.  Any action or proceeding initiated by any party to this agreement seeking any form of temporary or preliminary injunctive relief, including, without limitation, specific performance, connected with this agreement or its performance may be brought against any other party in the courts of the State of New York or, if the party has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties consents to the jurisdiction of such courts in any such action or proceeding, and each party waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world. The parties agree that the pursuit of any relief described in this Section 16.2 in no way may or shall diminish, defeat, or otherwise impair the agreement expressed in Section 16.1.

17 General.

17.1 Governing Law.  This agreement shall be interpreted, construed, and enforced in accordance with the internal laws of the State of New York, without regard to conflicts of law principles.

17.2 Captions.  This agreement contains section headings for reference only. The headings in no way affect the meaning or interpretation of this agreement.

17.3 Entire Agreement.  This agreement fully memorializes the agreement and understanding of its parties relating to its subject matter, and supersedes all prior or contemporaneous agreements, arrangements and understandings, written or oral, between the parties with respect to such subject matter.

17.4 Successors and Assigns.  This agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive, and any prohibited assignment attempted by the Executive is void. This agreement shall be binding on any successor to the Employer, whether by merger, acquisition of substantially all of the Employer’s assets, or otherwise, as fully as if such successor were a signatory hereto and the Employer shall cause such successor to, and such successor shall, expressly assume the Employer’s obligations hereunder. Notwithstanding anything else herein contained, the term “Employer” as used in this agreement, shall include all such successors.

17.5 Amendments; Waivers.  This agreement cannot be changed, modified or amended, and no provision or requirement hereof may be waived, without an affirmative vote of the Board or its Compensation Committee and the consent in writing of the Executive and the Employer. The failure of a party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by a party of the breach of any term or covenant contained in this agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this agreement.

17.6 Beneficiaries.  Whenever this agreement provides for any payment to the Executive’s estate, such payment may be made instead to such beneficiary or beneficiaries as the Executive may have designated in a writing filed with the Employer. The Executive shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries by written notice to the Employer (and to any applicable insurance company) to such effect.

17.7 Reformation.  The Executive and the Employer agree that any provision of this agreement deemed unenforceable or invalid may be reformed to permit enforcement of the objectionable provision to the fullest permissible extent. Any provision of this agreement deemed unenforceable after modification shall be deemed stricken from this agreement, with the remainder of the agreement being given its full force and effect.

17.8 Full Negotiation.  The Executive and the Employer each independently have made all inquiries regarding the qualifications of the other which he or it deems necessary. The Executive and the Employer affirm that he or it fully understands this agreement’s meaning and effect. Each party has participated fully and equally in the negotiation and drafting of this agreement. Each party assumes the risk of any misrepresentation or mistaken understanding or belief relied upon by him or it in entering into this agreement.

17.9 Tax Withholding. The Company may deduct from any compensation payable to the Executive hereunder amounts sufficient to cover the Executive’s share of applicable federal, state and/or local income tax withholding, old-age and survivors’ and other social security payments, state disability and other insurance premiums and payments or other governmentally imposed charges against income as may be required by law.

17.10 Currency.  Each and every reference to a monetary amount in this agreement means United States dollars.

[SIGNATURE PAGE FOLLOWS]IN WITNESS WHEREOF, the parties have duly executed this Employment Agreement as of the date first above written.

CKX, INC.
By: /s/ Robert F.X. Sillerman

Name: Robert F.X. Sillerman Title Chief Executive Officer
/s/ Howard J. Tytel

Howard J. Tytel

[Tytel Employment Agreement]